Exhibit 99.1

News Release

Sunoco LP Announces 4Q and Full Year 2015 Financial and Operating Results

•	Distribution increased 7.5 percent versus 3Q 2015, 33.6 percent versus 4Q 2014 levels
•	A record 40 new Stripes stores opened in 2015, 10 currently under construction
•	Completed dropdown acquisitions have significantly increased Partnership’s EBITDA and distributable cash flow
•	Final dropdown of the remaining wholesale fuel and retail marketing assets from ETP expected to close in March 2016

Conference Call Scheduled for 9:00 a.m. CT (10:00 a.m. ET) on Thursday, February 25

HOUSTON, February 24, 2016 - Sunoco LP (NYSE: SUN) (“SUN” or the “Partnership”) today announced financial and operating results for the three- and twelve-month periods ended December 31, 2015.

Adjusted EBITDA (1) attributable to partners for the quarter totaled $112.2 million, compared with $65.5 million in the fourth quarter of 2014.  The favorable year-over-year comparison primarily reflects the acquisitions of 31.58 percent of Sunoco, LLC in April and Susser Holdings Corp. in July, both of which were acquired from SUN’s affiliate, Energy Transfer Partners, L.P. (NYSE: ETP).  All fourth quarter 2014 and full year 2014 figures and comparisons represent as previously reported results for the fourth quarter and full year 2014 and do not reflect any retrospective adjustments for the Sunoco LLC and Susser Holdings acquisitions which were accounted for as transactions between entities under common control.

Distributable cash flow (1) attributable to partners, as adjusted, for the quarter was $90.1 million, compared to $51.1 million a year earlier, and distributable cash flow per common unit was $1.03.

Revenue was $3.7 billion for the quarter, up 184.6 percent compared to $1.3 billion in the fourth quarter of 2014. The increase was the result of the contribution of merchandise and retail fuel sales from the Susser’s Stripes® convenience store chain and the wholesale fuel distribution sales and rental income from SUN’s interest in Sunoco, LLC on a consolidated basis, partly offset by the impact of a 37-cent per gallon decrease in the average selling price of fuel.

Total gross profit was $333.2 million for the quarter, compared to $93.2 million in the fourth quarter of 2014.  Key drivers of the increase were the contribution from the previously mentioned acquisitions, which resulted in higher-margin retail fuel gallons and merchandise being added to the overall sales mix.

Exhibit 99.1

Net income attributable to partners was $7.8 million for the quarter, or ($0.13) per diluted unit, versus $30.1 million, or $0.83 per diluted unit, in the fourth quarter of last year.

On a weighted-average basis, excluding non-controlling interest, fuel margin for all gallons sold in the fourth quarter increased to 15.1 cents per gallon, compared to 13.0 cents per gallon a year ago.  The margin increase was driven by the addition of higher-margin retail gallons sold at Stripes, which were partly offset by the wholesale gallons sold through Sunoco, LLC.

Adjusted EBITDA attributable to partners from the wholesale segment was $57.9 million in the fourth quarter.  Excluding the non-controlling interest, total wholesale gallons sold in the fourth quarter were 651.8 million, compared with 546.4 million in the fourth quarter of 2014, an increase of 19.3 percent.  This includes gallons sold to affiliate-operated convenience stores, consignment stores and third-party customers, including independent dealers, fuel distributors and commercial customers.

As a result of the Susser acquisition, which converted affiliate volumes to retail volumes, motor fuel gallons sold to affiliates decreased 72.5 percent from a year ago to 84.0 million gallons during the fourth quarter of 2015, excluding the non-controlling interest.  Affiliate customers for the quarter included Sunoco R&M retail fuel and convenience store sites operated by a subsidiary of ETP. All affiliate gallons are sold to Sunoco’s retail fuel and convenience stores at a fixed margin of 4.0 cents per gallon.

Other third-party wholesale fuel volumes, excluding non-controlling interest, increased from a year ago by 135.1 percent to 567.7 million gallons related to the acquisition of 31.58 percent of Sunoco, LLC.  Gross profit on these gallons was 12.1 cents per gallon, compared to 17.6 cents per gallon a year earlier, driven by a change in customer mix related to the acquisition of the interest in Sunoco, LLC.

Adjusted EBITDA attributable to partners related to the retail segment was $54.3 million in the fourth quarter.  Total retail gallons sold increased by 488.0 percent to 354.0 million gallons as a result of the acquisition of Susser. The Partnership earned 22.4 cents per gallon on these volumes, compared to 44.5 cents per gallon a year earlier.  The addition of lower-margin retail volumes at Stripes drove most of this decrease.

Merchandise sales increased by 918.8 percent to $400.4 million from a year ago and contributed $132.7 million of gross profit, reflecting the contribution from the Stripes stores.

Retail gallons sold by Stripes locations during the fourth quarter totaled 291.4 million gallons.  Gross profit on these gallons was $52.0 million, or 17.9 cents per gallon.  Merchandise sales from these locations totaled $343.6 million and contributed $118.9 million of gross profit.  On a same-store sales basis, Stripes store merchandise sales decreased by 1.1 percent and fuel sales declined 4.9 percent, primarily reflecting

Exhibit 99.1

lower year-over-year activity in oil patch markets in South and West Texas.  Excluding markets that are directly impacted by oil drilling activity declines, the Stripes business achieved a 4.0 percent increase in merchandise sales and a 0.6 percent decrease in fuel sales volumes on a same-store basis.  As of December 31, SUN operated 725 convenience stores and retail fuel outlets in Texas, New Mexico and Oklahoma primarily under its Stripes brand.

SUN also operates approximately 175 convenience stores and fuel outlets in Georgia, Tennessee, Virginia, Maryland and Hawaii, primarily under the MACS, Tigermarket and Aloha Island Mart brands. On a same store sale basis, these stores saw growth of 12.5 percent in merchandise sales and a 0.9 percent decline in fuel gallons for the quarter.

SUN’s other recent accomplishments include the following:

•

In November, SUN announced the dropdown of the remaining wholesale fuel and retail marketing assets from ETP for approximately $2.226 billion.  The transaction is expected to close in March 2016.  A significant portion of the consideration for the transaction will be provided by a $2.035 billion term loan due October 2019, which was fully underwritten by Credit Suisse, Bank of America Merrill Lynch, Compass Bank, Mizuho Bank and Toronto Dominion. The terms of the term loan will substantially mirror SUN's existing $1.5 billion revolving credit facility.

•

In conjunction with the dropdown, a group of private investors and Energy Transfer Equity, L.P. (NYSE: ETE) committed to purchase $750 million of SUN common units in an unregistered private placement at a gross price of $31.00 per unit, prior to adjustments.  The private placement closed and funded in December, with the exception of ETE’s portion, which will fund at the closing of the dropdown transaction.  The proceeds of the private placement were used to repay borrowing under SUN’s revolving credit facility and for general partnership purposes.

•

On December 16, a wholly owned subsidiary of SUN completed the acquisition of a wholesale fuel distribution business serving the Northeastern United States from Alta East Inc. for $57 million plus the value of inventory on hand at closing.

SUN’s segment results and other supplementary data are provided after the financial tables shown below.

FY 2015 Compared to FY 2014

Revenue for the full year 2015 totaled $16.9 billion, a 213.0 percent increase compared to full year 2014.  Gross profit for this period increased 752.8 percent year-over-year to $1.5 billion.

Exhibit 99.1

Total motor fuel volumes sold to affiliates, excluding the non-controlling interest, decreased by 70.6 percent to 346.4 million gallons as a result of the Susser acquisition, which converted affiliate volumes to retail volumes. Wholesale gallons sold to third parties, excluding the non-controlling interest, increased by 214.2 percent to 2.4 billion gallons. Retail gallons sold increased by 1,595.8 percent to 1.4 billion gallons.  On a weighted-average basis, fuel margin for all gallons sold, excluding the non-controlling interest, increased to 15.1 cents per gallon for the full year 2015, versus 7.0 cents per gallon in the full year 2014.

Net income attributable to partners for the full year 2015 totaled $87.2 million, a 53.8 percent increase compared to full year 2014. Adjusted EBITDA attributable to partners was $444.1 million, compared to $122.3 million for the 2014 period, and distributable cash flow, as adjusted was $272.2 million, versus $92.5 million for 2014.

Distribution Increase

On January 26, the Board of Directors of SUN’s general partner declared a distribution for the fourth quarter of 2015 of $0.8013 per unit, which corresponds to $3.2052 per unit on an annualized basis.  This represents a 7.5 percent increase compared to the distribution for the third quarter of 2015 and a 33.6 percent increase compared with the fourth quarter of 2014. This is the Partnership’s 11th consecutive quarterly increase. The distribution was paid on February 16 to unitholders of record on February 5.

SUN achieved a 1.04 times distribution coverage ratio for the fourth quarter. The coverage ratio was negatively impacted by the private placement completed in December.  SUN achieved a 1.37 times coverage ratio for the 12 months ended December 31, 2015.

Liquidity

At December 31, 2015, SUN had borrowings against its $1.5 billion revolving credit facility of $450.0 million and $22.5 million in standby letters of credit, leaving unused availability of $1,027.5 million.  Net debt to Adjusted EBITDA, pro forma for the 31.58 percent of Sunoco, LLC and Susser Holdings Corp. acquisitions, was 4.1 times at year-end.

(1)

Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under "Reconciliations of Non-GAAP Measures" later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and a reconciliation to net income.

Exhibit 99.1

Earnings Conference Call

Sunoco LP management will hold a conference call on Thursday, February 25, at 9:00 a.m. CT (10:00 a.m. ET) to discuss fourth quarter and full year results and recent developments.  To participate, dial 412-902-0003 approximately 10 minutes early and ask for the Sunoco LP conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Sunoco’s website at www.SunocoLP.com under Events and Presentations.

About Sunoco LP

Sunoco LP (NYSE: SUN) is a master limited partnership that operates approximately 900 convenience stores and retail fuel sites and distributes motor fuel to convenience stores, independent dealers, commercial customers and distributors located in more than 30 states at approximately 6,800 sites, both directly and through our 31.58 percent interest in Sunoco, LLC, owned in partnership with Energy Transfer Partners, L.P. (NYSE: ETP). Our parent -- Energy Transfer Equity (NYSE: ETE) -- owns SUN's general partner and incentive distribution rights.  ETP owns a 36.4% limited partner interest. For more information, visit the Sunoco LP website at www.SunocoLP.com

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

The information contained in this press release is available on our website at www.SunocoLP.com

Qualified Notice

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Sunoco LP's distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Sunoco LP's distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

Exhibit 99.1

Contacts

Investors:

Scott Grischow, Director of Investor Relations and Treasury

(361) 884-2463, scott.grischow@sunoco.com

Anne Pearson

Dennard-Lascar Associates

(210) 408-6321, apearson@dennardlascar.com

Media:

Jeff Shields, Communications Manager

(215) 977-6056, jpshields@sunocoinc.com

– Financial Schedules Follow –

Exhibit 99.1

Sunoco LP

Consolidated Balance Sheets

(unaudited)

	December 31, 2014	December 31, 2015
	(in thousands, except units)
Assets
Current assets:
Cash and cash equivalents	$125,426	$61,783
Advances from affiliates	396,376	234,509
Accounts receivable, net	257,065	259,993
Receivables from affiliates	4,941	8,074
Inventories, net	440,294	416,504
Other current assets	60,178	33,288
Total current assets	1,284,280	1,014,151
Property and equipment, net	2,081,126	2,397,266
Other assets:
Goodwill	1,854,436	1,821,864
Intangible assets, net	893,455	965,904
Other noncurrent assets	35,568	48,398
Total assets	$6,148,865	$6,247,583
Liabilities and equity
Current liabilities:
Accounts payable	$383,496	$401,231
Accounts payable to affiliates	56,969	14,988
Accrued expenses and other current liabilities	291,047	254,298
Current maturities of long-term debt	13,772	5,084
Total current liabilities	745,284	675,601
Revolving line of credit	683,378	450,000
Long-term debt, net	408,826	1,502,531
Deferred tax liability	378,953	431,327
Other noncurrent liabilities	89,268	93,709
Total liabilities	2,305,709	3,153,168
Commitments and contingencies:
Partners' capital:
Limited partner interest:
Common unitholders - public (20,036,329 units issued and outstanding as of December 31, 2014 and 49,588,960 units issued and outstanding as of December 31, 2015)	874,688	1,768,890
Common unitholders - affiliated (4,062,848 units issued and outstanding as of December 31, 2014 and 37,776,746 units issued and outstanding as of December 31, 2015)	27,459	1,305,350
Subordinated unitholders - affiliated (10,939,436 units issued and outstanding as of December 31, 2014 and no units issued or outstanding as of December 31, 2015)	—	—
Class A unitholders - held by subsidiary (no units issued or outstanding as of December 31, 2014 and 11,018,744 units issued and outstanding as of December 31, 2015)	—	—
Total partners' capital	902,147	3,074,240
Predecessor equity	2,946,653	—
Noncontrolling interest	(5,644)	20,175
Total equity	3,843,156	3,094,415
Total liabilities and equity	$6,148,865	$6,247,583

Exhibit 99.1

Sunoco LP

Consolidated Statements of Operations and Comprehensive Income

(unaudited)

	Predecessor		Successor
	Year ended December 31, 2013	January 1, 2014 through August 31, 2014	September 1, 2014 through December 31, 2014	Year ended December 31, 2015
	(dollars in thousands, except unit and per unit amounts)
Revenues:
Retail motor fuel sales	$—	$—	$1,298,804	$3,247,545
Wholesale motor fuel sales to third parties	1,502,786	1,275,422	4,235,415	10,104,193
Wholesale motor fuel sales to affiliates	2,974,122	2,200,394	772,338	1,832,606
Merchandise sales	—	—	472,604	1,595,674
Rental income	10,060	11,690	21,642	71,730
Other	5,611	4,683	24,556	83,599
Total revenues	4,492,579	3,492,189	6,825,359	16,935,347
Cost of sales:
Retail motor fuel cost of sales	—	—	1,159,974	2,916,569
Wholesale motor fuel cost of sales	4,419,004	3,429,169	4,962,227	11,486,480
Merchandise cost of sales	—	—	320,282	1,068,933
Other	2,611	2,339	1,792	5,201
Total cost of sales	4,421,615	3,431,508	6,444,275	15,477,183
Gross profit	70,964	60,681	381,084	1,458,164
Operating expenses:
General and administrative	16,814	17,075	46,280	166,689
Other operating	3,187	4,964	225,905	677,207
Rent	1,014	729	28,451	92,949
Loss (gain) on disposal of assets and impairment charge	324	(39)	(394)	2,050
Depreciation, amortization and accretion	8,687	10,457	60,335	201,019
Total operating expenses	30,026	33,186	360,577	1,139,914
Income (loss) from operations	40,938	27,495	20,507	318,250
Interest expense, net	(3,471)	(4,767)	(10,935)	(87,575)
Income (loss) before income taxes	37,467	22,728	9,572	230,675
Income tax expense	(440)	(218)	(69,677)	(47,070)
Net income (loss) and comprehensive income (loss)	37,027	22,510	(60,105)	183,605
Less: Net income and comprehensive income attributable to noncontrolling interest	—	—	1,043	53,783
Less: Preacquisition income (loss) allocated to general partner	—	—	(95,381)	42,584
Net income and comprehensive income attributable to partners	$37,027	$22,510	$34,233	$87,238
Net income per limited partner unit:
Common - basic and diluted	$1.69	$1.02	$0.85	$1.11
Subordinated - basic and diluted	$1.69	$1.02	$0.85	$1.40

Weighted average limited partner units outstanding:
Common units - public (basic)	10,884,950	10,944,309	20,493,065	24,550,388
Common units - public (diluted)	10,906,794	10,969,437	20,499,447	24,572,126
Common units - affiliated (basic and diluted)	79,308	79,308	79,308	15,703,525
Subordinated units - affiliated (basic and diluted)	10,939,436	10,939,436	10,939,436	10,010,333

Cash distribution per unit	$1.84	$1.02	$1.15	$2.89

Exhibit 99.1

Key Operating Metrics

The following tables set forth key operating metrics as of and for the periods indicated and have been derived from our audited historical consolidated financial statements. For the year ended December 31, 2014, we have combined the Predecessor Period and the Successor Period and presented the unaudited financial data on a combined basis for comparative purposes. This combination does not comply with generally accepted accounting principles or the rules for unaudited pro forma presentation, but is presented because we believe it provides the most meaningful comparison of our financial results. The impact from “push down” accounting related to the ETP Merger resulted in a $4.1 million decrease in depreciation expense, offset by a $3.9 million increase in amortization expense.

The accompanying footnotes to the following four key operating metrics tables can be found immediately preceeding our pro forma results of operations table.

	Year Ended December 31,
	2013	2014			2015
	Total	Wholesale (2)	Retail (2)	Total (1)	Wholesale	Retail	Total
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenues:
Retail motor fuel sales	$—	$—	$1,298,804	$1,298,804	$—	$3,247,545	$3,247,545
Wholesale motor fuel sales to third parties	1,502,786	5,510,837	—	5,510,837	10,104,193	—	10,104,193
Wholesale motor fuel sales to affiliates	2,974,122	2,972,732	—	2,972,732	1,832,606	—	1,832,606
Merchandise sales	—	—	472,604	472,604	—	1,595,674	1,595,674
Rental income	10,060	26,459	6,873	33,332	51,599	20,131	71,730
Other income	5,611	2,215	27,024	29,239	27,674	55,925	83,599
Total revenues	$4,492,579	$8,512,243	$1,805,305	$10,317,548	$12,016,072	$4,919,275	$16,935,347
Gross profit:
Retail motor fuel	$—	$—	$138,830	$138,830	$—	$330,976	$330,976
Wholesale motor fuel	57,904	92,173	—	92,173	450,319	—	450,319
Merchandise	—	—	152,322	152,322	—	526,741	526,741
Rental and other	13,060	34,002	24,438	58,440	74,339	75,789	150,128
Total gross profit	$70,964	$126,175	$315,590	$441,765	$524,658	$933,506	$1,458,164
Net income attributable to limited partners (6)	$37,027	$85,850	$(29,107)	$56,743	$38,440	$48,798	$87,238
Adjusted EBITDA attributable to partners (6,7)	$51,884	$136,646	$114,418	$251,064	$192,099	$251,990	$444,089
Distributable cash flow attributable to partners, as adjusted (6,7)	$47,678			$98,658			$272,232
Operating Data:
Total motor fuel gallons sold:
Retail			441,377	441,377		1,414,326	1,414,326
Wholesale (3)	517,775	2,180,320		2,180,320	5,131,417		5,131,417
Wholesale contract affiliated (4)	1,053,259	1,122,664		1,122,664	1,096,807		1,096,807
Motor fuel gross profit cents per gallon (5):
Retail			35.2¢	35.2¢		23.9¢	23.9¢
Wholesale (3)	5.1¢	10.6¢		10.6¢	9.4¢		9.4¢
Wholesale contract affiliated (4)	3.0¢	3.3¢		3.3¢	4.0¢		4.0¢
Volume-weighted average for all gallons	3.7¢			11.3¢			11.3¢
Retail merchandise margin			32.2%			33.0%

Exhibit 99.1

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Year Ended December 31,
	2013	2014			2015
	Total	Wholesale (2)	Retail (2)	Total (1)	Wholesale	Retail	Total
	(in thousands)
Net income (loss) and comprehensive income (loss)	$37,027	$(86,571)	$48,976	$(37,595)	$134,333	$49,272	$183,605
Depreciation, amortization, and accretion	8,687	34,971	35,821	70,792	67,780	133,239	201,019
Interest expense, net	3,471	7,362	8,340	15,702	54,296	33,279	87,575
Income tax expense	440	67,978	1,917	69,895	4,321	42,749	47,070
EBITDA	49,625	23,740	95,054	118,794	260,730	258,539	519,269
Non-cash compensation expense	1,935	5,119	3,798	8,917	4,016	1,687	5,703
Loss (gain) on disposal of assets & impairment charge	324	(309)	(124)	(433)	1,440	610	2,050
Unrealized (gains) losses on commodity derivatives	—	(1,166)	—	(1,166)	1,848	—	1,848
Inventory fair value adjustments (9)	—	176,710	16,733	193,443	77,849	6,981	84,830
Adjusted EBITDA	51,884	204,094	115,461	319,555	345,883	267,817	613,700
Adjusted EBITDA attributable to noncontrolling interest	—	67,448	1,043	68,491	153,783	15,827	169,610
Adjusted EBITDA attributable to partners	51,884	136,646	114,418	251,064	192,100	251,990	444,090
Cash interest expense (8)	3,090			12,029			76,213
Income tax expense (current)	302			3,275			(18,353)
Maintenance capital expenditures	814			5,196			34,559
Preacquisition earnings	—			138,076			85,556
Distributable cash flow attributable to partners	$47,678			$92,488			$266,115
Transaction-related expenses	—			6,170			6,118
Distributable cash flow attributable to partners, as adjusted	$47,678			$98,658			$272,233

Exhibit 99.1

The following tables set forth key operating metrics as of and for the periods indicated and have been derived from our audited historical consolidated financial statements. For the three months ended December 31, 2014, the figures represent as previously reported results and do not reflect retrospective adjustments for the Sunoco LLC and Susser Holdings acquisitions which were accounted for as transactions between entities under common control.

	Three Months Ended December 31,
	2014	2015
	Total (10)	Wholesale	Retail	Total
	(dollars and gallons in thousands, except motor fuel pricing and gross profit per gallon)
Revenues:
Retail motor fuel sales	$168,000	$—	$709,050	$709,050
Wholesale motor fuel sales to third parties	500,215	2,082,452	—	2,082,452
Wholesale motor fuel sales to affiliates	617,732	441,460	—	441,460
Merchandise sales	39,277	—	400,367	400,367
Rental income		17,273	256	17,529
Other income	16,398	9,796	13,972	23,768
Total revenues	$1,341,622	$2,550,981	$1,123,645	$3,674,626
Gross profit:
Retail motor fuel	$24,786	$—	$74,174	$74,174
Wholesale motor fuel	42,783	86,539	—	86,539
Merchandise	10,213	—	132,665	132,665
Rental and other	15,402	25,750	14,090	39,840
Total gross profit	$93,184	$112,289	$220,929	$333,218
Net income attributable to limited partners (6)	$30,111	$418	$7,337	$7,755
Adjusted EBITDA attributable to partners (6,7,11)	$65,486	$57,924	$54,252	$112,176
Distributable cash flow attributable to partners, as adjusted (6,7)	$51,114			$90,109
Operating Data:
Total motor fuel gallons sold:
Retail	60,247		354,028	354,028
Wholesale (3)	241,516	1,241,019		1,241,019
Wholesale contract affiliated (4)	304,872	266,006		266,006
Motor fuel gross profit cents per gallon (5):
Retail	44.5¢		22.4¢	22.4¢
Wholesale (3)	17.6¢	9.8¢		9.8¢
Wholesale contract affiliated (4)	3.0¢	4.0¢		4.0¢
Volume-weighted average for all gallons	13.0¢			11.4¢
Retail merchandise margin	26.0%		33.1%

Exhibit 99.1

The following table presents a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Three Months Ended December 31,
	2014	2015
	Total (10)	Wholesale	Retail	Total
	(in thousands)
Net income (loss) and comprehensive income (loss)	$30,893	$3,142	$8,608	$11,750
Depreciation, amortization, and accretion	12,502	20,017	36,875	56,892
Interest expense, net	6,636	23,073	6,810	29,883
Income tax expense	2,114	3,349	65	3,414
EBITDA	52,145	49,581	52,358	101,939
Non-cash compensation expense	778	1,654	520	2,714
Loss (gain) on disposal of assets & impairment charge	2,670	371	148	519
Unrealized (gains) losses on commodity derivatives	(1,226)	(1,078)	—	(1,078)
Inventory fair value adjustments (9)	11,119	45,344	5,205	50,549
Adjusted EBITDA	65,486	95,872	58,231	154,103
Adjusted EBITDA attributable to noncontrolling interest	—	37,948	3,979	41,927
Adjusted EBITDA attributable to partners	65,486	57,924	54,252	112,176
Cash interest expense (8)	6,255			26,577
Income tax expense (current)	3,003			(18,763)
Maintenance capital expenditures	4,332			15,929
Preacquisition earnings (11)	782			—
Distributable cash flow attributable to partners	$51,114			$88,433
Transaction-related expenses	—			1,676
Distributable cash flow attributable to partners, as adjusted	$51,114			$90,109

(1)

Reflects combined results of the Predecessor Period from January 1, 2014 through August 31, 2014, and the Successor Period from September 1, 2014 to December 31, 2014. The impact in the Successor Period from “push down” accounting related to the ETP Merger resulted in a $4.1 million decrease in depreciation expense, offset by a $3.9 million increase in amortization expense.

(2)	Reflects MACS and Sunoco LLC wholesale operations and MACS and Susser retail operations, beginning September 1, 2014.
(3)

Reflects all wholesale transactions excluding those pursuant to the Susser Distribution Contract for January 1, 2014 through August 31, 2014 and the Sunoco Inc. Distribution Contract for all periods presented at set margins as dictated by the agreements.

(4)	Reflects transactions pursuant to the Susser and Sunoco Inc. Distribution Contracts at set margins as dictated by agreements. Susser Distribution Contract included during predecessor period only.
(5)	Excludes the impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.
(6)	Excludes the noncontrolling interest results of operations related to our consolidated variable interest entities (“VIEs”) and Sunoco LLC.
(7)

We define EBITDA as net income before net interest expense, income tax expense and depreciation, amortization and accretion expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. Effective September 1, 2014, as a result of the ETP Merger and to conform the method by which we measure our business to that of ETP’s operations, we define Adjusted EBITDA to also include adjustments for unrealized gains and losses on commodity derivatives and inventory fair value adjustments. We define distributable cash flow as Adjusted EBITDA less

Exhibit 99.1

cash interest expense, including the accrual of interest expense related to our 2020 and 2023 Senior Notes that is paid on a semi-annual basis, current income tax expense, maintenance capital expenditures, and other non-cash adjustments.

Further adjustments are made to distributable cash flow for certain transaction-related and non-recurring expenses that are included in net income.

We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;
•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;
•	our management uses them for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and
•

distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, and as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements for capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, working capital;
•	they do not reflect interest expense or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loan;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

as not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.

(8)

Reflects the partnership’s cash interest paid less the cash interest paid on our VIE debt of $9.1 million and $2.1 million during the year ended December 31, 2015, and the three months ended December 31, 2015, respectively.

(9)

Due to the change in fuel prices, we recorded a $193.4 million, $84.8 million, $11.1 million and $50.5 million write-down of the value of fuel inventory during the years ended December 31, 2014 and 2015 and the three months ended December 31, 2014 and 2015, respectively.

(10)

For the three months ended December 31, 2014, the figures represent as previously reported results and do not reflect retrospective adjustments for the Sunoco LLC and Susser Holdings acquisitions which were accounted for as transactions between entities under common control.  Additionally, we began presenting key operating metrics by segment beginning as of January 1, 2015.

(11)	Beginning on January 1, 2015, we present Adjusted EBITDA attributable to partners. Previously the impact of noncontrolling interest was adjusted to DCF.

Exhibit 99.1

Pro Forma Results of Operations

We have provided below certain supplemental pro forma information for the year ended December 31, 2015. The pro forma information gives effect to the 68.42% noncontrolling interest in Sunoco LLC. Pursuant to our 31.58% membership interest in Sunoco LLC, the Partnership’s pro forma information reflects only that equity interest in Sunoco LLC and excludes the 68.42% noncontrolling interest in Sunoco LLC.

Management believes the pro forma presentation is useful to investors because it provides investors comparable operating data to support our Adjusted EBITDA and distributable cash flow attributable to partners.

	Three Months ended December 31, 2015	Year ended December 31, 2015
	Pro Forma
	(unaudited)
	(in thousands except gross profit per gallon)
Gross profit:
Retail gross profit	$74,174	$330,976
Wholesale gross profit	52,332	255,181
Total fuel gross profit	$126,506	$586,157
Operating Data:
Motor fuel gallons sold:
Retail	354,028	1,414,326
Wholesale	567,746	2,356,325
Wholesale contract affiliated	84,005	346,372
Total fuel gallons	1,005,779	4,117,023
Motor fuel gross profit cents per gallon (1):
Retail	22.4¢	23.9¢
Wholesale	12.1¢	11.5¢
Wholesale contract affiliated	4.0¢	4.0¢
Volume-weighted average for all gallons	15.1¢	15.1¢

(1)	Excludes impact of inventory fair value adjustments consistent with the definition of Adjusted EBITDA.

Capital Spending

SUN's gross capital expenditures, excluding the non-controlling interest, for the fourth quarter were $107.2 million, which included $91.3 million for growth capital and $15.9 million for maintenance capital.  For the full year, SUN invested $232.7 million in growth capital and $34.6 million for maintenance capital. $56.9 million of growth capital was invested in new-to-industry Stripes stores opened between August 1 and December 31, 2015.

We currently expect capital spending for the full year 2016, excluding acquisitions, to be within the following ranges ($ in millions):

Growth		Maintenance
Low	High	Low	High
$390	$420	$100	$110

Growth capital spending includes the construction of 35 to 40 new-to-industry sites that SUN anticipates building in 2016.